Exhibit 99.1

Good Afternoon,

First, I want to thank everyone for their time and participation on the call today. For those of you who are shareholders I want to thank you for your confidence. I consider it an honor to be the CEO of Forex International Trading and I look forward to developing a relationship with all of our shareholders.

The agenda for today is to start by discussing the numbers in our First Quarter 2011 financials, then talk about our outlook for the market and the company, and finally conclude with Questions and Answers.

Before we start I must advise you that this conference call will contain forward-looking statements, including expected industry patterns and other financial and business results that involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this conference call. Such risk factors include, among others, whether Forex International Trading Corp. can successfully execute its operating plan; its ability to integrate acquired companies and technology; its ability to retain key employees; its ability to successfully combine product offerings and customer acceptance of combined products; general market conditions; and whether Forex International Trading Corp. can successfully develop new products and the degree to which these gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this conference call. Forex International Trading Corp. does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

In addition from time to time, management may publicly disclose certain "non-GAAP financial measures" in the course of this conference call. For these purposes, the SEC defines a "non-GAAP financial measure" as a numerical measure of historical or future financial performance, financial positions, or cash flows that excludes amounts, or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements, and vice versa for measures that include amounts, or is subject to adjustments that effectively include amounts, that are excluded from the most directly comparable measure so calculated and presented. For these purposes, "GAAP" refers to generally accepted accounting principles in the United States.
Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.

Pursuant to the requirements of Regulation G, whenever we refer to a non-GAAP financial measure, we will also generally present, on our Web site, the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference with such comparable GAAP financial measure.

Consolidated Financial Results First Quarter 2011 (unaudited)

Total Revenue	$3,178,233
Gross Profit	$2,590,633
Operating Expenses	$2,616,907
Depreciation	$154,891
Operating Expenses w/out	$2,462,016
Depreciation
EBITDA	$128,617

Just to put these numbers in perspective our consolidated year end numbers which can be found in our 10k (note 3) showed Total Annual Revenue of $7,599,093. So, in the first quarter we experience approximately 42% of the revenue experienced for all of 2010 while spending only about 36% of the marketing budget for 2010. These numbers were all accomplished while the operating company moved to a new, larger facility.

I will now go over some key figures that I look at to evaluate the business that may considered as Non-GAAP financial measures

Trading Volume for the quarter was just over 9 Billion compared with approximately 3.5 Billion in the first quarter of 2010

Average Trades per Month – over 42,000 trades in the quarter compared with just over 21,000 trades in Q1 2010
Revenue per Million Volume Trading $353.86
Deposits per Marketing Dollars spent $2.88
Revenue per Marketing Dollars spent $2.57
Current Marketing spend per month approximately $400,000
 The company has a very positive outlook for the future in the online FOREX Trading Marketplace.

According to the Aite Group (Financial Services research Firm) the industry has grown from an estimated 6 Billion in Daily Trading Volume in 2001 to an estimated 313 Billion in daily trading volume in 2010 and the number of traders worldwide is up to over 8 million traders.

In looking at our industry we believe we will see a significant number of new traders coming into the marketplace over the next 3 to 5 years. According to Aite, the online investor universe worldwide is estimated at 110 million so FOREX traders now only represent approximately 7 to 8 % of the online trading marketplace.

Our goal for the company is to continue to grow organically and through acquisitions.

Our existing platform is currently positioned to attract first time traders who are comfortable trading online and we are currently marketing to non-US Customers which represent approximately 75% of the market. Our consolidated target revenue for the year ended 2011 is approximately $14 million and our first quarter revenue was on target.

As far as acquisitions, today we filed an 8k announcing we signed an LOI to acquire 51% of a online trading software company. This company developed the software that our Triple 8 unit is operating its trading platform. Our goal, if we are successful in making this acquisition is to position company as not only a operating company within the FOREX sector but also as a software provider to companies looking to get into the online FOREX trading business. We see this segment of the market as providing significant opportunities.

Now what everyone has probably been waiting on is the discussion of the recent activity in the stock. As I am sure you are aware the stock has recently declined significantly from its highs earlier in the year and recently the decline has been very dramatic with significant volume.

As a young company, one of the challenges is to establish a market in your stock and gain the attention of suitable investors and institutions. One of my jobs as CEO is to go out and talk with prospective investors and through the media make prospective investors aware of the company. It is a long process with no real short cuts. As a young company your stock is very vulnerable to all types of investors and traders. As some of you may be aware our company Forex International Trading has recently been promoted by several websites that imply that are financials are not what they should be. Other sites and message boards have taken aim at me.

What I can assure you and assure every time I sign the financials is that they are not some figment of my imagination. We are a fully reporting company and as such we file audited annual reports and quarterly unaudited reports, just like Apple, Berkshire Hathaway and other fully reporting entities.

As a company we continue to monitor and when appropriate seek the help of outside advisors to monitor the activity in the stock to help ensure equal access to all shareholders and potential shareholders.

I would like to open it up to Q&A now.

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